EXHIBIT 99.1

Contact:

Christopher J. Geberth                                      Carney Duntsch
Vice President Finance                                      Investor Relations
Diomed Holdings, Inc.                                       Burns McClellan
(877) 434-6633 or (978) 824-1816                            (212) 213-0006
investor-relations@diomedinc.com                            cduntsch@burnsmc.com


                 DIOMED ANNOUNCES RECORD SECOND QUARTER RESULTS

Company Delivers 27% Growth in Total Revenues and 33% Increase in EVLT(R) Sales

ANDOVER, MA, July 27, 2006 --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT(R) laser treatment for varicose veins, today announced results for the second quarter ended June 30, 2006.

Significant accomplishments during the second quarter of 2006 included:

      o Record second quarter consolidated revenue of $6.1 million, 33% above the first quarter of 2006 and 27% over the second quarter of 2005;
      o Record second quarter EVLT(R) revenue, 33% above the second quarter of 2005;
      o Record second quarter EVLT(R) disposable revenue, 54% over the second quarter of 2005;
      o     EVLT(R) installed base now exceeds 950 laser systems;
      o Nearly 70,000 EVLT(R) procedures successfully performed to-date on Diomed laser platforms;
      o Completed delivery of first commercially available Luminetx VeinViewer(TM) units; and
      o Launched strategic marketing program with BSN-JOBST, Inc., a leader in medical compression therapies.

"We are extremely pleased with our second quarter results," commented James A. Wylie, CEO and President of Diomed Holdings, Inc. "After implementing a series of modified strategic initiatives and adjusting our tactical sales plans, we delivered record revenue and drove sequential revenue growth of 33%. Additionally, Diomed achieved revenue for the six months ended June 30, 2006 of $10.7 million, an increase of $1.8 million, or 20%, over the first six months of 2005, while EVLT(R) sales increased a solid 23%."

Gross profit for the second quarter of 2006 was $2.9 million, representing an increase of $601,000, or 27% over the second quarter of 2005. The Company has targeted continued improvement in gross profit levels to the 60% level and higher, consistent with other proprietary medical device companies, as the EVLT(R) product line grows.

Selling and marketing expenses for the second quarter of 2006 were $3.0 million, an increase of $705,000, or 31%, over the second quarter of 2005. The increase was driven by an expansion of our sales force, higher sales commissions resulting from the increased sales volume, and increased marketing expenditures in support of our sales initiatives to drive the growing commercialization of EVLT(R).

Selling and marketing expenses for the second quarter of 2006 included $45,000 in SFAS 123R stock based compensation charges. For the six months ended June 30, 2006, selling and marketing expenses were $5.8 million, an increase of $1.2 million, or 26% over the same period in 2005.

General and administrative expenses for the second quarter of 2006 fell to $1.9 million, a decrease of $192,000, or 9%, from the second quarter of 2005, and a decrease of 8% sequentially. The decrease during the second quarter was primarily attributable to reduced Sarbanes Oxley, legal, and other administrative costs. Total second quarter legal costs of $710,000 decreased $97,000 from the first quarter of 2006, with a reduction in the continuing cost of litigation against our primary laser competitors partially offset by our defense costs in the VNUS suit.

General and administrative expenses also included $67,000 in SFAS 123R stock based compensation charges in the second quarter of 2006. For the six months ended June 30, 2006 general and administrative expenses were $4.0 million, an increase of $295,000, or 8%, over the same period in 2005.

Losses from operations for the second quarter of 2006 of approximately $2.4 million decreased $83,000 from the second quarter of 2005, as gains from incremental revenue were supplemented by a decrease in general and administrative costs. Losses from operations for the six months ended June 30, 2006 were $5.6 million compared with $4.9 million for the same period in 2005.

Net loss for the second quarter of 2006 of $611,000 fell $2.0 million from the second quarter of 2005, and net loss for the six months ended June 30, 2006 of $4.6 million decreased by $1.8 million from the same period in 2005. Net loss for the second quarter of 2006 includes a $1.8 million non-cash, non-operating gain for the decrease in the fair value of the warrant obligation entered into on September 30, 2005, as the market price of the Company's stock decreased from $2.52 at March 31, 2006 to $1.11 at June 30, 2006. The change in fair value of the warrant obligation also affected the six months ended June 30, 2006, as the $770,000 charge incurred in the first quarter of 2006 was reversed by the $1.8 million gain in the second quarter of 2006. Going forward, the Company will recognize charges when the market value of the stock appreciates and income from the change in the fair value of the warrant obligation when the market value of the Company's stock declines.

Net loss for the second quarter of 2006 also reflects the non-operating impact of the theft of trade secrets settlement with Vascular Solutions, Inc. Additionally, net loss for the second quarter of 2006 includes $122,000 for the fair value of stock options issued to employees and directors in accordance with SFAS 123R. This expense has been allocated between Selling, General and Administrative and Cost of Sales departmental expenses.

Net loss applicable to common stockholders for the second quarter of 2006 was $921,000, or $0.05 per share, compared to $2.7 million, or $0.14 per share, in the second quarter of 2005. Net loss applicable to common stockholders for the second quarter of 2006 includes $161,000 of non-cash preferred stock dividends accreted for future increasing rate dividends and $149,000 of preferred stock cash dividends earned during the second quarter.

Net loss applicable to common stockholders for the six months ended June 30, 2006 was $5.3 million, or $0.27 per share compared to $6.5 million or $0.34 per share for the six months ended June 30, 2005, and includes $316,000 of non-cash preferred stock dividends accreted for future increasing rate dividends and $298,000 of preferred stock cash dividends earned during the six months ended June 30, 2006.

The Company ended the second quarter of 2006 with a cash and short term investment balance of $7.0 million compared with a cash and short term investment balance of $9.0 million at the end of the first quarter of 2006.

"We believe that our second quarter performance demonstrates that Diomed is clearly back on track," stated Mr. Wylie. "Importantly, the solid growth in revenue was reflected in a corresponding reduction in our net cash burn," Wylie concluded.

Conference Call Information

Diomed will hold a conference call to review its second quarter 2006 financial results on Thursday, July 27, 2006, at 10:00 a.m. (ET). The call will be hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David B. Swank, Chief Financial Officer.

Interested parties may access the conference call by dialing 866-314-9013 (domestic) or 617-213-8053 (international), participant pass code 37881514. The call will also be available via web cast at www.diomedinc.com.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, July 27, 2006, 12:00 p.m. ET, until Thursday, August 3, 2006, 12:00 p.m. ET. The digital replay can be accessed by dialing 1-888-286-8010, (domestic) or 1-617-801-6888 - (international), using pass code 24597834. A web archive will also be available during this time period at www.diomedinc.com.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 23 through 38 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2006 (unaudited) and December 31, 2005

ASSETS                                                             June 30, 2006    December 31, 2005
                                                                   -------------    -----------------
Current assets:
     Cash and cash equivalents                                       $ 6,489,592         $ 9,562,087

     Short term investments                                              542,855           3,566,454

     Accounts receivable, net                                          2,777,633           2,824,717

     Inventories                                                       3,465,268           3,059,886

     Prepaid expenses and other current assets                           643,483             444,453
                                                                     -----------         -----------


          Total current assets                                        13,918,831          19,457,597


Property, plant and equipment, net                                     1,445,908           1,171,703

Intangible assets, net                                                 4,100,532           4,302,915
Investment                                                               500,000             500,000

Other assets                                                             246,324             294,810
                                                                     -----------         -----------

Total assets                                                         $20,211,595         $25,727,025
                                                                     ===========         ===========

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                $ 3,881,469         $ 3,561,786
                                                                                           2,117,574
     Accrued expenses                                                  2,298,823

     Current portion of deferred revenue                                 274,425             257,889

     Bank loan                                                                --              53,924
        Current maturities of capital lease obligations                    1,608               2,047
        EVLT technology payable (zero face value at June 30, 2006
     and  $250,000 face value,  net of  $4,902 debt discount at
     December 31, 2005)                                                       --             245,098
       Warrant Liability                                                 857,776           1,898,213
                                                                     -----------         -----------


          Total current liabilities                                    7,132,852           8,317,780


Deferred revenue, net of current portion                                 123,179             144,428


Capital lease obligation, net of current maturities                        3,217               4,094
Convertible notes payable ($3,712,000 face value, net of $889,574
     debt discount at June 30, 2006 and $3,712,000 face value, net      ,822,426
     of $1,081,727 debt discount at December 31, 2005)                         2           2,630,273
                                                                     -----------         -----------


          Total liabilities                                           10,081,674          11,096,575

Preferred Stock                                                        8,081,514           7,819,658

Stockholders' equity                                                   2,048,407           6,810,792
                                                                     -----------         -----------

Total liabilities, preferred stock and stockholders' equity          $20,211,595         $25,727,025
                                                                     ===========         ===========

Diomed Holdings, Inc.
(Unaudited) Condensed Consolidated Statements of Operations
Three Months and Six Months Ended June 30, 2006 and 2005

                                                 Three Months    Three Months     Six Months     Six Months
                                                     Ended           Ended           Ended          Ended
                                                   June 30,         June 30,        June 30,       June 30,
                                                     2006            2005            2006            2005
                                                 ------------    ------------    ------------    ------------
Revenues                                         $  6,075,244    $  4,773,030    $ 10,651,396    $  8,905,280

Cost of revenues                                    3,221,633       2,520,630       5,744,264       4,813,591
                                                 ------------    ------------    ------------    ------------

Gross profit                                        2,853,611       2,252,400       4,907,132       4,091,689
                                                 ------------    ------------    ------------    ------------

Operating expenses:
     Research and development                         363,027         356,476         717,574         747,214
     Selling and marketing                          3,010,196       2,305,629       5,803,263       4,612,937
     General and administrative                     1,900,331       2,092,769       3,958,553       3,663,614
                                                 ------------    ------------    ------------    ------------

          Total operating expenses                  5,273,554       4,754,874      10,479,390       9,023,765
                                                 ------------    ------------    ------------    ------------

          Loss from operations                     (2,419,943)     (2,502,474)     (5,572,258)     (4,932,076)
                                                 ------------    ------------    ------------    ------------

Other (income) expense
Gain on fair value adjustment on warrant
liability                                          (1,810,858)             --      (1,040,437)             --
Interest expense, non-cash                             96,075          98,904         192,151       1,403,856
Interest expense, net  and other (income)             (94,353)         51,062         (77,438)        152,368
                                                 ------------    ------------    ------------    ------------
             Total other (income) expense, net     (1,809,136)        149,966        (925,724)      1,556,224
                                                 ------------    ------------    ------------    ------------


Net loss                                             (610,807)     (2,652,440)     (4,646,534)     (6,488,300)

Less preferred stock cash dividends                  (149,102)             --        (298,290)             --
Less preferred stock non-cash dividends              (161,116)             --        (316,107)             --
                                                 ------------    ------------    ------------    ------------

Net loss applicable to common stockholders       $   (921,025)   $ (2,652,440)   $ (5,260,931)   $ (6,488,300)
                                                 ============    ============    ============    ============

   Basic and diluted net loss per share
applicable to common stockholders                $      (0.05)   $      (0.14)   $      (0.27)   $      (0.34)
                                                 ============    ============    ============    ============

   Basic and diluted weighted average common
shares outstanding                                 19,448,728      19,423,728      19,447,347      19,000,726
                                                 ============    ============    ============    ============